SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 27, 2012

SYNALLOY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	775 Spartan Blvd, Ste 102, P.O. Box 5627, Spartanburg, SC 29304	29304
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (864) 585-3605

INAPPLICABLE
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events
ITEM 8.01.	OTHER EVENTS

On August 1, 2012, Manufacturers Chemicals, LLC (“MC”), a wholly owned subsidiary of Synalloy Corporation (“Synalloy”), entered into a Master Contract Manufacturing Agreement with Ashland, Inc. (“Ashland”) that sets forth the terms and conditions that will apply to any purchase order or work request that Ashland may submit to MC in connection with MC’s proposed manufacture of products and performance of other services related to the production of a line of defoamer products.

The initial term of the Agreement is for two years and includes a provision for automatic renewal of the Agreement for successive one year terms unless and until either party terminates the Agreement with not less than six months’ notice prior to the end of the initial term or the end of a renewal term.  Termination of the Agreement may also occur under the following circumstances: (1) if Ashland and MC do not agree on the cost sheets that are used for product pricing each quarter, either party may terminate the agreement upon 60 days’ notice; and (2) if either party fails to comply with a material provision of the Agreement and, after notice from the non-defaulting party, the defaulting party fails to cure the default within the time periods provided by the Agreement, the non-defaulting party may terminate the Agreement.

For any goods and services provided by MC to Ashland, pricing must be agreed upon quarterly, and will consist of the following: (a) a tolling charge for each product produced; (b) raw material cost plus an agreed upon up charge; (c) container costs; (d) packing charges; and (e) short-term warehousing charges.  A quarterly cost sheet will be prepared by MC not later than two weeks prior to the beginning of each quarter, at which time Ashland may accept or reject the proposed pricing.

Under the Agreement, MC will provide Ashland with a volume discount on tolling charges for defoamer products produced in excess of a combined volume of 22 million pounds annually.

The Agreement does not specify any minimum amount of product that Ashland must purchase, and permits Ashland to purchase the defoamer products from other third parties or to manufacture them itself.  The Agreement prohibits MC from producing competing products for itself or other third parties without Ashland’s consent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ RICHARD D. SIERADZKI
Richard D. Sieradzki
Chief Financial Officer and Principal Accounting Officer

Dated: August 2, 2012